Exhibit 99.(j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment to Registration Statement No. 033-58846 on Form N-1A of our report dated December 20, 2019, relating to the financial statements and financial highlights of Lord Abbett Micro-Cap Growth Fund, a series of Lord Abbett Securities Trust, appearing in the Annual Report on Form N-CSR of Lord Abbett Securities Trust for the year ended October 31, 2019, and to the references to us under the headings “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” and “Financial Statements” in the Statement of Additional Information, which are part of such Registration Statement.

DELOITTE & TOUCHE LLP

New York, New York

August 26, 2020